Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Hilary Ginsberg	NYSE: AMTG
(212) 822-0767

APOLLO RESIDENTIAL MORTGAGE, INC. REPORTS

SECOND QUARTER 2012 FINANCIAL RESULTS

New York, NY, August 7, 2012 - Apollo Residential Mortgage, Inc. (the “Company”) (NYSE: AMTG) today reported Operating Earnings (a non-GAAP financial measure as defined below) of $14.1 million, or $0.66 per share, for the three months ended June 30, 2012. Net income for the same period was $26.4 million or $1.24 per share. The difference between Operating Earnings and net income for the quarter primarily reflects the exclusion of: (i) net unrealized gains on residential mortgage-backed securities (“RMBS”); (ii) net unrealized losses on interest rate swaps; and (iii) net realized gains from sales of RMBS. A reconciliation of Operating Earnings to net income is set forth in this press release.

For the six months ended June 30, 2012, the Company reported Operating Earnings of $22.1 million, or $1.40 per share. Net income for the six months ended June 30, 2012 was $46.5 million, or $2.94 per share.

Second Quarter Highlights:

•	$3.01 billion RMBS portfolio at June 30, 2012 consisted of Agency RMBS with an estimated fair value of $2.64 billion and non-Agency RMBS with an estimated fair value of $368 million;

•	RMBS portfolio had a 2.7% blended net interest spread and a 18.7% levered asset yield(1) at June 30, 2012;

•

Agency RMBS portfolio experienced prepayments at an average one month constant prepayment rate (“CPR”) over the quarter ended June 30, 2012 of 3.6%. Including Agency Interest Only and Agency Inverse Interest Only securities, the Agency RMBS portfolio experienced prepayments at an average one month CPR of 3.7% over the quarter ended June 30, 2012;

•	Declared a $0.75 per share quarterly dividend for stockholders of record as of June 29, 2012;

•	Realized net gains of $11.6 million, or $0.55 per share, from the sale of $612 million of RMBS; and

•

Completed a follow-on public offering of 13.9 million shares of common stock, resulting in net capital to the Company of $249.7 million, which was invested, on a leveraged basis, in Agency RMBS and non-Agency RMBS.

(1)	Levered asset yield is calculated as net interest spread multiplied by the leverage (debt/equity) multiple, plus the weighted average unlevered yield on RMBS.

“AMTG’s solid financial performance in the second quarter of 2012 was driven primarily, we believe, by the Company’s selective RMBS investment strategy, which continues to focus on Agency RMBS with prepay mitigation characteristics and non-Agency RMBS with significant credit enhancement,” said Michael Commaroto, Chief Executive Officer. “We were extremely pleased with the CPR experience in the Company’s Agency RMBS portfolio, which exhibited lower prepayments than the broader market.”

Mr. Commaroto continued: “We were able to deploy the capital from our April equity raise into both Agency and non-Agency RMBS with attractive net interest spreads, which we believe was well timed as spreads have tightened, particularly in the Agency RMBS market, since April. In addition, during the second quarter we continued to opportunistically rotate our portfolio holdings into a larger concentration of non-Agency RMBS, an asset class in which we continue to see investments with attractive, risk-adjusted returns.”

Portfolio Summary

The following table sets forth additional detail regarding the Company’s portfolio as of June 30, 2012:

	Principal Balance (1)	Unamortized Premium (Discount), Net	Amortized Cost (1)	Estimated Fair Value (1)	Unrealized Gain/ (Loss)	Net Weighted Average Coupon	Weighted Average Yield (2)
Agency RMBS:
30-Year Mortgages
Coupon Rate:
3.5% - 4.0%	$1,089,852	$67,889	$1,157,741	$1,168,251	$10,510	3.9%	2.7%
>4% to 5%	316,693	20,456	337,149	347,034	9,885	4.5	3.0

	$1,406,545	$88,345	$1,494,890	$1,515,285	$20,395	4.0%	2.8%

15-20 Year Mortgages
Coupon Rate:
3% to 3.5%	$1,038,220	$55,242	$1,093,462	$1,098,930	$5,468	3.3%	2.2%

Agency IOs and IIOs (3)	—	—	28,195	27,931	(264)	3.0	6.4

Total Agency	2,444,765	143,587	2,616,547	2,642,146	25,599	4.1	2.6

Non-Agency RMBS	558,565	(193,045)	365,520	367,825	2,305	1.3	8.4

Total	$3,003,330	$(49,458)	$2,982,067	$3,009,971	$27,904	3.6%	3.3%

(1)	Includes unsettled purchases with an aggregate cost of $160,168 at June 30, 2012 and an estimated fair value of $165,690.
(2)	Weighted average yield incorporates estimates for future prepayment and loss assumptions.
(3)

Agency IOs and IIOs have no principal balance and bear interest based on a notional balance. The notional balance is used solely to determine interest distributions on interest-only class of securities.

As of June 30, 2012, the average cost basis of the Company’s Agency RMBS portfolio was 105.9% of par value and the average cost basis of the Company’s non-Agency RMBS portfolio was 65.4% of par value.

Portfolio Financing

At June 30, 2012, the Company had master repurchase agreements with 19 counterparties representing an aggregate of $7.1 billion of potential funding capacity and had outstanding borrowings with 17 counterparties totaling $2.6 billion.

The following table sets forth the Company’s borrowings as of June 30, 2012:

RMBS Pledged	Repurchase Agreement Borrowing	Weighted Average Borrowing Rate	Effective Cost of Funds(1)	Weighted Average Remaining Maturity (days)
Agency RMBS	$2,376,543	0.4%	0.7%	26
Non-Agency RMBS	254,558	1.9	1.9	59

Total	$2,631,101	0.5%	0.8%	30

(1)

The effective cost of funds is calculated on an annualized basis and includes the interest component for Swaps. While Swaps are not accounted for using hedge accounting, such instruments are viewed by the Company as an economic hedge against increases in interest rates.

The Company’s derivative instruments consist of the following at June 30, 2012:

	June 30, 2012
	Notional Amount	Estimated Fair Value
Swaps, assets	$—	$—
Swaps, liabilities	995,000	(17,608)

Total derivative instruments	$995,000	$(17,608)

The following table summarizes the average fixed pay rate and average maturity for the Company’s Swaps as of June 30, 2012:

	June 30, 2012
Term to Maturity	Notional Amount	Average Fixed Pay Rate	Average Maturity (Years)
Greater than 1 year and less than 3 years	$—	—%	—
Greater than 3 years and less than 5 years	905,000	1.2	4.7
Greater than 5 years	90,000	2.1	9.8

Total	$995,000	1.3%	5.1

Book Value

The Company’s book value per share at June 30, 2012 was $19.65.

Teleconference and Website Presentation Details:

The Company will be hosting a conference call to discuss its financial results on Wednesday, August 8, 2012 at 8:30 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s second quarter earnings teleconference call should dial from the U.S., (877) 706-7548, or from outside the U.S., (706) 902-2150, shortly before 8:30 a.m. and reference the Apollo Residential Mortgage, Inc. Teleconference Call (number 10320697). Please note the teleconference call will be available for replay beginning at 10:30 a.m. on Wednesday, August 8, 2012, and ending at midnight on Wednesday, August 15, 2012. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 10320697.

Webcast:

The conference call will also be available on the Company’s website at www.apolloresidentialmortgage.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the investor relations section of the Company’s website at www.apolloresidentialmortgage.com.

About Apollo Residential Mortgage, Inc.

Apollo Residential Mortgage, Inc. (NYSE:AMTG) is a real estate investment trust that invests in and manages residential mortgage-backed securities and other residential mortgage assets throughout the United States. The Company is externally managed and advised by ARM Manager, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC (NYSE:APO), a leading global alternative investment manager with approximately $105 billion of assets under management at June 30, 2012.

Additional information can be found on the Company’s website at www.apolloresidentialmortgage.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives, including information about the ability of the Company to generate attractive returns while attempting to mitigate risk. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Apollo Residential Mortgage, Inc. and Subsidiaries

Consolidated Balance Sheet

(in thousands—except share and per share data)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets:
Cash	$101,631	$44,407
Restricted cash	38,461	10,402
RMBS, at fair value ($2,837,108 and $1,167,487 pledged as collateral, respectively)	3,009,971	1,240,472
Investment related receivable	156,550	116,678
Interest receivable	8,805	3,908
Deferred financing costs, net	448	455
Interest rate swaps	—	235
Other assets	108	370

Total Assets	$3,315,974	$1,416,927

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	2,631,101	1,079,995
Investment related payable	166,155	121,144
Accrued interest payable	2,707	1,123
Interest rate swaps	17,608	3,481
Accounts payable and accrued expenses	1,983	1,534
Payable to related party	3,124	1,974
Dividend payable	18,184	3,090

Total Liabilities	2,840,862	1,212,341

Stockholders’ Equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 24,182,847 and 10,271,562 shares issued and outstanding, respectively	242	103
Preferred stock, $0.01 par value, 50,000,000 shares authorized and no shares outstanding	—	—
Additional paid-in-capital	452,849	203,101
Retained earnings	22,021	1,382

Total Stockholders’ Equity	475,112	204,586

Total Liabilities and Stockholders’ Equity	$3,315,974	$1,416,927

Apollo Residential Mortgage, Inc. and Subsidiaries

Consolidated Statement of Operations

(in thousands—except share and per share data)

	Three Months ended June 30, 2012	Six Months ended June 30, 2012
	(unaudited)
Net interest income:
Interest income	$21,990	$34,353
Interest expense	(2,871)	(4,232)

Net Interest Income	19,119	30,121

Other Income (Loss):
Realized gain on sale of RMBS, net	11,614	18,383
Unrealized gain on RMBS, net	14,598	20,548
Loss on derivative instruments (includes $13,792 and 14,362 of unrealized losses, respectively)	(15,515)	(16,833)
Interest income on cash balances	7	9

Other Income, net	10,704	22,107

Operating Expenses:
General and administrative (includes $90 and $168 non-cash stock based compensation, respectively)	(1,865)	(3,353)
Management fee – related party	(1,558)	(2,355)

Total Operating Expenses	(3,423)	(5,708)

Net income	$26,400	$46,520

Basic and diluted net income per share of common stock	$1.24	$2.94

Basic and diluted weighted average common shares outstanding	21,307,212	15,804,231

Dividend declared per share of common stock	$0.75	$1.50

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to the Company’s Operating Earnings and Operating Earnings per common share for the three and six months ended June 30, 2012 and Effective Cost of Funds for the three months ended June 30, 2012, which constitutes non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The Company’s management believes the non-GAAP financial measures presented in this press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. An analysis of any non-GAAP financial measures should be made in conjunction with results presented in accordance with GAAP.

Operating Earnings and Operating Earnings per common share presented exclude, as applicable: (i) realized and unrealized gains and losses recognized through earnings; (ii) non-cash equity compensation; (iii) one time events pursuant to changes in GAAP; and (iv) certain other non-cash charges. Effective Cost of Funds includes the net interest component related to the Company’s swaps. While the Company has not elected hedge accounting for its swaps, such derivative instruments are viewed by the Company as an economic hedge against increases in future market interest rates.

The Company believes that the non-GAAP measures it presents provide investors with a useful measure to assess the performance of the Company’s ongoing business and useful supplemental information to both management and investors in evaluating our financial results. A reconciliation of the GAAP items discussed above to their non-GAAP measures for the three and six months ended June 30, 2012, are as follows:

The following table reconciles Operating Earnings with net income for the three and six months ended June 30, 2012 (dollar amounts in thousands except share and per share data):

	Three Months ended June 30, 2012		Six Months ended June 30, 2012
		Earnings Per Share (Diluted)		Earnings Per Share (Diluted)
Net income	$26,400	$1.24	$46,520	$2.94
Adjustments:
Non-cash stock-based compensation expense	90	—	168	0.01
Unrealized (gain)/loss on securities, net	(14,598)	(0.68)	(20,548)	(1.30)
Unrealized (gain)/loss on derivatives, net	13,792	0.65	14,362	0.91
Realized gain on sale of investments, net	(11,614)	(0.55)	(18,383)	(1.16)

Total adjustments to net income:	(12,330)	(0.58)	(24,401)	(1.54)

Operating Earnings	$14,070	$0.66	$22,119	$1.40

Basic and diluted weighted average common shares outstanding:	21,307,212		15,804,231

The following table reconciles the Effective Cost of Funds with interest expense for the three months ended June 30, 2012 (dollar amounts in thousands):

	For the Three Months Ended June 30, 2012
	Reconciliation	Cost of Funds/Effective Borrowing Costs
Interest expense	$2,871	0.5%
Adjustment:
Net interest for Swaps	1,723	0.3

Effective Borrowing Costs	4,594	0.8%

Weighted average repurchase borrowings	$2,192,868